Exhibit 23.2

                   Independent Auditors' Consent

The Board of Directors
Art's-Way Manufacturing Co., Inc.:

We consent to the incorporation by reference in the registration statement No. 33-53724 on Form S-8 related to the 401(k) Savings Plan and the registration statement on Form S-8 related to the 1991 Employee Stock Option Plan of Art's-Way Manufacturing Co., Inc. of our report dated January 8, 2003, except as to note 7, which is as of February 25, 2003, with respect to the balance sheet of Art's-Way Manufacturing Co., Inc.
as of November 30, 2002, and the related statements of operations, stockholders' equity, and cash flows for the years ended November 30, 2002 and 2001, which report appears in the November 30, 2003 Annual
Report on Form 10-K of Art's-Way Manufacturing Co., Inc.

                                 /s/ KPMG LLP


Omaha, Nebraska
February 27, 2004